Execution Version
Exhibit 10.16

SUPPLEMENTARY TERMS AGREEMENT
dated as of
March 31, 2025
among
PAYCORE MINERALS INC.
as Company
and
NATIONAL BANK OF CANADA
as Bank

1385-1921-1028.12

TABLE OF CONTENTS
Page
1.1    Definitions.    1
1.2    Terms Generally.    17
1.3    Time.    18
ARTICLE 2 PREPAYMENTS.    18
2.1    Mandatory Prepayments.    18
ARTICLE 3 REPRESENTATIONS AND WARRANTIES    19
3.1    Representations and Warranties of the Company.    19
ARTICLE 4 AFFIRMATIVE COVENANTS    22
4.1    Covenants.    22
ARTICLE 5 NEGATIVE COVENANTS    26
5.1    Negative Covenants.    26
ARTICLE 6 EVENTS OF DEFAULT    27
6.1    Events of Default.    27
ARTICLE 7 MISCELLANEOUS    31
7.1    Notices.    31
7.2    Waivers; Amendments.    33
7.3    Expenses; Indemnity; Damage Waiver.    33
7.4    Successors and Assigns.    34
7.5    Anti-Money Laundering Legislation and the Patriot Act.    35
7.6    Survival.    35
7.7    Execution.    35
7.8    Entire Agreement.    36
7.9    Severability.    36
7.10    Right of Set Off.    36
7.11    Governing Law.    36
7.12    Attornment.    36
7.13    Service of Process.    37
7.14    WAIVER OF JURY TRIAL.    37
7.15    No Strict Construction.    37
7.16    Paramountcy.    37
7.17    Acknowledgement Regarding Any Supported QFCs    37
7.18    LIMITATION OF LIABILITY.    38

- i -	Supplementary Terms Agreement – Paycore Minerals Inc.

SUPPLEMENTARY TERMS AGREEMENT
THIS SUPPLEMENTARY TERMS AGREEMENT dated as of March 31, 2025 is made among Paycore Minerals Inc. and National Bank of Canada.
RECITALS
WHEREAS the Company and the Bank have entered into, or will enter into, certain Prepaid Forward Arrangements and wish to enter into this Agreement to set forth certain terms and conditions that will supplement such Prepaid Forward Arrangements;
NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each party hereto, the parties hereto agree as follows:
Article 1
DEFINITIONS
1.1Definitions.
In this Agreement:
“Adjusted Tangible Net Worth” means, for Parent on a Consolidated basis, the excess of its total assets over its total liabilities; provided that the determination of such total assets shall exclude:
(a)all goodwill, organizational expenses, research and development expenses, trade marks, trade mark applications, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles;
(b)all prepaid expenses, deferred charges or unamortized debt discount and expense;
(c)all reserves carried and not deducted from consolidated assets;
(d)Equity Securities of, obligations or other securities of, or capital contributions to, or investments in, any Subsidiary;
(e)securities which are not readily marketable;
(f)cash held in a sinking fund or other analogous fund established for the purpose of redemption, retirement or prepayment of Equity Securities or Indebtedness;
(g)any write-up in the book value of any asset resulting from a revaluation thereof; and
(h)any items not included in clauses (a) through (g) of this definition which are treated as intangibles under U.S. GAAP.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with, such Person.
“Agreement” means this supplementary terms agreement and all the Schedules attached hereto.

Supplementary Terms Agreement – Paycore Minerals Inc.

“AML Legislation” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” applicable Laws, whether within Canada or elsewhere, including any regulations, guidelines or orders thereunder.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Credit Parties and their Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the Corruption of Foreign Public Officials Acts (Canada) and the Criminal Code (Canada) and the U.S. Foreign Corrupt Practices Act.
“Asset Disposition” means, with respect to any Person, the sale, lease, license, transfer, assignment or other disposition of, all or any portion of its business, assets, rights, property, real, personal or mixed, tangible or intangible, whether in one transaction or a series of transactions, other than (a) inventory sold in the ordinary course of business upon customary credit terms, (b) sales of worn-out, scrap, damaged or obsolete material or equipment, the economic value of which is not material in the aggregate, (c) leases of real property or personal property (under which such Person is lessor) entered into in the ordinary course of business, (d) licenses granted to third parties in the ordinary course of business, (e) transactions passing assets to any Guarantor, (f) cash expenditures made to complete any transaction not prohibited hereunder, or (g) pursuant to a Casualty Event.
“Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, licence, consent, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree, by-law, rule or regulation of any Governmental Authority having jurisdiction over such Person or its property, whether or not having the force of Law.
“Bank” means National Bank of Canada.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“BIA” means the Bankruptcy and Insolvency Act (Canada).
“Bonding Obligation” means any reimbursement or indemnity obligation in respect of performance bonds, reclamation bonds and indemnities, surety bonds, appeal bonds, completion guarantees or like instruments (excluding letters of credit or letters of guarantee) issued to secure performance obligations incurred in the ordinary course of business.
“Business” means (a) mineral exploration, extraction, processing and sale and (b) any business that is the same, similar or otherwise reasonably related, ancillary or complementary thereto.
“Business Day” means any day that is not a Saturday, Sunday or holiday (as defined in the Interpretation Act (Canada)) in Toronto, Ontario.
“Canadian Dollars” and “Cdn.$” refer to lawful currency of Canada.
“Canadian GSA” means the Ontario law multi-party general security agreement dated as of the date hereof between the Company, each Canadian Guarantor and the Bank constituting a first-

Supplementary Terms Agreement – Paycore Minerals Inc.

priority Lien (subject to Permitted Liens) over all present and future personal property of such Credit Parties other than Excluded Property.
“Canadian Guarantors” means Paycore Canada Inc. and 2823857 Ontario Inc..
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under U.S. GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with U.S. GAAP.
“Cash Balance” means, at any time, the aggregate amount of cash and Cash Equivalents of the Parent and the Credit Parties as at such time.
“Cash Equivalents” means any of the following:
(a)direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the Government of Canada or of any Canadian province (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the Government of Canada or of such Canadian province), in each case maturing within one year from the date of acquisition thereof;
(b)investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of Canada or of any Canadian province which has a combined capital surplus and undivided profits of not less than Cdn.$[Redacted – commercially sensitive information]and a senior unsecured rating of “A-” or better by S&P and “A3” or better by Moody’s;
(c)direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the Government of the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the Government of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(d)marketable and freely tradeable securities evidencing direct obligations of corporations, hospitals, municipal boards or school boards having, at the date of acquisition, a rating from DBRS of A, from Moody’s of A 2 or from S&P of A, in each case maturing within 180 days from the date of acquisition thereof; or
(e)credit balances in bank accounts and securities accounts not prohibited hereunder.
“Casualty Event” means, with respect to any Person, the expropriation, condemnation, destruction or other involuntary loss of all or any portion of its business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, for which such Person receives insurance proceeds or proceeds of condemnation award or other compensation.
“CCAA” means the Companies’ Creditors Arrangement Act (Canada).

Supplementary Terms Agreement – Paycore Minerals Inc.

“Change of Control” means:
(a)the ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons acting jointly or otherwise in concert, of Equity Securities representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Securities of the Parent;
(b)the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (i) nominated by the board of directors of the Parent nor (ii) appointed by directors so nominated;
(c)the direct or indirect Control of the Parent by any Person or group of Persons acting jointly or otherwise in concert; or
(d)a Credit Party ceasing to be a Wholly-Owned Subsidiary of the Parent.
For the avoidance of doubt, an agreement to cause any of the aforementioned events to occur shall not in and of itself result in a Change of Control, which shall only occur upon actual consummation.
“Closing Date” means March 31, 2025, being the date on which this Agreement is executed and delivered by the parties hereto.
“Closing Proceeds Distribution” means the dividend, distribution or return of capital made by the Company to the Parent, on or about March 31, 2025, with respect to the Equity Securities of the Company held by the Parent in an amount equal to, and not to exceed, the net proceeds received by the Company from the Secured Prepaid Forward Arrangements entered into by the Company or about the Closing Date.
“Collateral” means the property of the Credit Parties described in and subject to the Liens, privileges, priorities and security interests purported to be created by any Security Document.
“Collateral Agency Agreement” means that certain collateral agency agreement, by and among the U.S. Guarantors, the Bank and Computershare Trust Company, N.A., as the collateral agent thereunder.
“Company” means Paycore Minerals Inc., an Ontario corporation.
“Company Guarantee” means the multi-party unlimited guarantee dated as of the date hereof in favour of the Bank with respect to the debts, liabilities and obligations of the Company under the Credit Documents.
“Compliance Certificate” means a certificate of the Company in the form attached hereto as Exhibit A, signed by a Responsible Officer of the Company.
“Consolidated” means, when used with respect to any financial term, financial covenant, financial ratio or financial statement, such financial term, financial covenant, financial ratio or financial statement calculated, prepared or determined, as applicable, for the Parent on a consolidated basis in accordance with U.S. GAAP, consistently applied.

Supplementary Terms Agreement – Paycore Minerals Inc.

“Control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Covered Entity” means any of the following:
(a)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(b)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(c)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning set out in Section 7.17.
“Credit Documents” means this Agreement, the Security Documents, and the Secured Prepaid Forward Arrangements, together with any other document, instrument or agreement now or hereafter entered into in connection with this Agreement or the Secured Prepaid Forward Arrangements, as such documents, instruments or agreements may be amended, modified or supplemented from time to time.
“Credit Parties” means, collectively, the Company and the Guarantors, and “Credit Party” means any one of them.
“DBRS” means DBRS Limited, or its successor.
“Default” means any event or condition that constitutes an Event of Default or that, upon notice, lapse of time or both, would, unless cured or waived, become an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Environmental Laws” means all Laws, including U.S. Environmental Laws, relating in any way to the environment, preservation or reclamation of natural resources, the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, release, threatened release or disposal of any Hazardous Material, or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Credit Party directly or indirectly resulting from or based upon (a) the violation of any Environmental Laws or U.S. Environmental Laws, (b) the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials

Supplementary Terms Agreement – Paycore Minerals Inc.

into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Securities” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and non-voting) of, such Person’s capital, whether outstanding on the date hereof or issued after the date hereof, including any interest in a partnership, limited partnership or other similar Person and any beneficial interest in a trust, and any and all rights, warrants, debt securities, options or other rights exchangeable for or convertible into any of the foregoing.
“Equivalent Amount” with respect to any two currencies, the amount obtained in one such currency when an amount in the other currency is converted into the first currency using the spot rate of exchange for such conversion as quoted by the Bank of Canada at the close of business on the Business Day that such conversion is to be made (or, if such conversion is to be made before close of business on such Business Day, then at close of business on the immediately preceding Business Day) and, in either case, if no such rate is quoted, the spot rate of exchange quoted for wholesale transactions by the Bank in Toronto, Ontario on the Business Day such conversion is to be made in accordance with its normal practice.
“Events of Default” has the meaning set out in Section 6.1.
“Excluded Property” has the meaning set out in the Canadian GSA or U.S. GSA, as applicable.
“FAD Mortgage” means the Nevada law deed of trust over the FAD Property from Golden Hill Mining LLC to be granted in favour of the Bank, as the beneficiary thereunder.
“FAD Property” means the 1,468 hectare land package owned by Golden Hill Mining LLC located immediately south of, and adjoining, the Company’s Ruby Hill Property in Eureka County, Nevada.
“FAD Property Collateral” means, collectively, (a) all Equity Securities of the Credit Parties; and (b) the FAD Property and all other property, rights and assets situate thereat, arising therefrom or relating thereto, including, for certainty, all property, rights and assets which are subject to a Lien in favour of the Bank pursuant to the FAD Mortgage.
“Fair Market Value” means, with respect to any asset or group of assets at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set out in such appraisal.
“Fiscal Quarter” means any fiscal quarter of Parent.
“Fiscal Year” means any fiscal year of Parent.
“Governmental Authority” means the Government of Canada or the United States, any other nation or any political subdivision thereof, whether provincial, state, territorial or local, and any

Supplementary Terms Agreement – Paycore Minerals Inc.

agency, authority, instrumentality, regulatory body, court, central bank, fiscal or monetary authority or other authority regulating financial institutions, and any other entity or supra-national body exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the Bank Committee on Banking Regulation and Supervisory Practices of the Bank of International Settlements, the European Union and the European Central Bank.
“Group Parties” means, collectively, the Parent and all other Subsidiaries, and “Group Party” means any one of them.
“Guarantee” of or by any Person (in this definition, the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (in this definition, the “primary credit party”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect:
(a)to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise);
(b)to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof;
(c)to maintain working capital, equity capital solvency, or any other balance sheet, income statement or other financial statement condition or liquidity of the primary credit party so as to enable the primary credit party to pay such Indebtedness or other obligation; or
(d)as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness or other obligation.
(e)The term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee in respect of Indebtedness shall be deemed to be an amount equal to the stated or determinable amount of the related Indebtedness (unless the Guarantee is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantor in good faith.
“Guarantors” means, collectively, the Canadian Guarantors and the U.S. Guarantors, and “Guarantor” means any one of them.
“Hazardous Material Indemnity” means that certain hazardous materials undertaking and secured indemnity between Golden Hill Mining LLC, as the indemnitor thereunder in favor of Computershare Trust Company, N.A., as the collateral agent thereunder.
“Hazardous Materials” means any substance, product, liquid, waste, pollutant, chemical, contaminant, insecticide, pesticide, gaseous or solid matter, organic or inorganic matter, fuel, micro-organism, ray, odour, radiation, energy, vector, plasma, constituent or other material which (a) is or becomes listed, regulated or addressed under any Environmental Laws or U.S. Environmental Laws, as applicable, (b) is, or is deemed to be, alone or in any combination, hazardous, hazardous waste, toxic, a pollutant, a deleterious substance, a contaminant or a source

Supplementary Terms Agreement – Paycore Minerals Inc.

of pollution or contamination under any Environmental Laws or U.S. Environmental Laws, as applicable, including asbestos, cyanide, petroleum and polychlorinated biphenyls, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, urea formaldehyde, salts, flammable explosives, radioactive materials, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Laws or U.S. Environmental Laws, as applicable, or c) any substance defined as “solid waste” under Nev. Rev. Stat. chs. 444 or 445A, or as a “regulated substance”, “hazardous substance”, “highly hazardous substance” or hazardous waste” under Nev. Rev. Stat. ch 459.
“Hedge Arrangement” means any derivative transaction entered into in connection with protection against, or benefit from, fluctuation in any rate or price. For the avoidance of doubt, the entry into an ISDA Master Agreement and the schedule thereto shall not in and of themselves constitute a Hedge Arrangement, but each trade documented pursuant to a confirmation entered into thereunder shall.
“Hedge Exposure” of a Person means all obligations of such Person arising under or in connection with Hedge Arrangements; provided that:
(a)when calculating the value of a Hedge Arrangement only the mark-to-market value (or, if any actual amount is due as a result of the termination or close-out of such Hedge Arrangement, that amount) shall be taken into account; and
(b)the Hedge Exposure with respect to any counterparty shall be calculated on an aggregate net basis after taking into account all amounts owing by such counterparty to such Person under Hedge Arrangements.
“Indebtedness” of any Person means, without duplication:
(a)all obligations of such Person for borrowed money or with respect to deposits or advances of any kind;
(b)all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;
(c)all obligations of such Person upon which interest charges are customarily paid;
(d)all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;
(e)all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business);
(f)all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;
(g)all Guarantees by such Person of Indebtedness of others;
(h)all Capital Lease Obligations of such Person;

Supplementary Terms Agreement – Paycore Minerals Inc.

(i)all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guarantee;
(j)all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances;
(k)all Hedge Exposure to the extent due and payable; and
(l)all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value (other than for other Equity Securities) any Equity Securities of such Person, valued, in the case of redeemable Equity Securities, at the greater of voluntary or involuntary redemption price, plus accrued and unpaid dividends.
For the avoidance of doubt, Indebtedness shall not include Bonding Obligations. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a partner, general partner or limited partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity.
“Indemnitee” has the meaning specified in Section 7.3(2).
“ISDA Master Agreement” means an agreement in the form of an ISDA Master Agreement (Multi-Currency – Cross Border) or 2002 ISDA Master Agreement, in each case, as published by ISDA, including the Schedule thereto and any Confirmation thereunder (each as defined therein).
“Laws” means all federal, provincial, municipal, foreign and international statutes, acts, codes, ordinances, decrees, treaties, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards or any provisions of the foregoing, including general principles of common and civil law and equity, and all policies, practices and guidelines of any Governmental Authority binding on or affecting the Person or such Person’s property referred to in the context in which such word is used (including, in the case of tax matters, any accepted practice or application or official interpretation of any relevant taxation authority); and “Law” means any one or more of the foregoing.
“Legal Reservations” means:
(a)the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;
(b)the time barring of claims under the Limitation Act, 2002 (Ontario), as amended, and similar legislation in any other applicable jurisdiction; and
(c)any other matters which are set out as qualifications or reservations as to matters of law of general application in the legal opinions furnished to the Bank pursuant to this Agreement by legal counsel for a Credit Party.
“Lien” means, (a) with respect to any asset, any mortgage, deed of trust, lien (statutory or otherwise), deemed trust, pledge, hypothec, hypothecation, encumbrance, charge, security interest, royalty interest, adverse claim, defect of title or right of set off in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease, title

Supplementary Terms Agreement – Paycore Minerals Inc.

retention agreement or consignment agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to any asset, (c) any purchase option, call or similar right of a third party with respect to such assets, (d) any netting arrangement, defeasance arrangement or reciprocal fee arrangement, and (e) any other arrangement having the effect of providing security.
“Liquidity” means, at any time, an amount equal to the sum of:
(a)the Cash Balance, plus
(b)the Undrawn Commitment Amount;
(c)in each case determined as at such time on a consolidated basis.
“Material Adverse Change” means any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or condition, financial or otherwise, of the Parent or the Credit Parties taken as a whole, (b) the validity or enforceability of any of the Credit Documents, the rights and remedies of the Bank thereunder, or the priority of the Liens created thereby or (c) the ability of the Parent or the Credit Parties to perform their material obligations under the Credit Documents.
“Material Indebtedness” means any Indebtedness (other than the Secured Liabilities) of the Parent or any one or more Credit Parties in an aggregate principal amount exceeding U.S. $[Redacted – commercially sensitive information].
“Moody’s” means Moody’s Investors Service, Inc.
“Net Proceeds” means, with respect to
(a)any Asset Disposition or Casualty Event, the gross amount of cash proceeds received by the Parent or any Credit Party from such Asset Disposition or Casualty Event (including proceeds of any insurance policies and amounts received pursuant to any expropriation proceeding or condemnation proceeding), including any cash received in respect of non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or instalment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received; and
(b)with respect to:
(i)the issuance or incurrence by the Parent or any Credit Party of any Indebtedness; or
(ii)the sale or issuance of any Equity Securities of, or the making of any capital contribution to, the Parent or any Credit Party;
the gross amount of proceeds received by the Parent or any Credit Party therefrom, including any cash received in respect of non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or

Supplementary Terms Agreement – Paycore Minerals Inc.

instalment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received;
in each case minus the sum of:
(c)the amount, if any, of all Taxes paid or payable by the Parent or any Credit Party directly resulting from such transaction or the movement of funds from the Parent or the selling Credit Party to the Company (including the amount, if any, estimated by the Company in good faith at the time of such transaction for Taxes payable by the Parent or such Credit Party on or measured by net income or gain resulting from such transaction) assuming the application of any Tax losses or credits available (or to be available) to the Parent or such Credit Party at the time such Taxes are payable that are not used to offset other income or gains;
(d)the reasonable out-of-pocket costs and expenses incurred by the Parent or any Credit Party in connection with such transaction (excluding any fees or expenses paid to the Parent or any Credit Party, or any Affiliate of the Parent or any Credit Party); and
(e)any Capital Lease Obligations secured by a Lien permitted pursuant to clause (s) of the definition of “Permitted Liens” and ranking in priority to the Liens created under the Security Documents on the asset which is subject to such Asset Disposition and required to be repaid as a result of such Asset Disposition.
“Parent” means i-80 Gold Corp., a corporation under the laws of British Columbia, and the parent company of the Company.
“Party” means a party to this Agreement, and reference to a Party includes its successors and permitted assigns and “Parties” means every Party.
“Patriot Act” means the USA PATRIOT Act of 2001.
“Payment” means, with respect to any obligation, (a) any payment or distribution by any Person of cash, securities, or other form of property, including by the exercise of a right of set-off or in any other manner, on account of such obligations, or (b) any redemption, purchase or other acquisition of such obligation (including by way of amalgamation or merger) by the Person owing such obligation.
“Permitted Indebtedness” means:
(a)Indebtedness under a Credit Document;
(b)Indebtedness of the Parent outstanding as of the Closing Date and described in Schedule 1.1(A);
(c)other Indebtedness of the Parent in an aggregate amount not to exceed U.S.$ [Redacted – commercially sensitive information];
(d)Indebtedness owing by one Credit Party to another Credit Party; and
(e)Capital Lease Obligations secured by Liens permitted pursuant to clause (s) of the definition of “Permitted Liens”.

Supplementary Terms Agreement – Paycore Minerals Inc.

“Permitted Liens” means:
(a)Liens in favour of the Bank for the obligations of any Credit Party under or pursuant to the Credit Documents;
(b)Liens granted by the Parent and existing as at the Closing Date;
(c)Liens granted by the Parent to secure Indebtedness permitted pursuant to clause (c) of the definition of “Permitted Indebtedness”;
(d)Liens imposed by any Governmental Authority for Taxes not yet due and delinquent or which are being contested in good faith and by appropriate proceedings in compliance with Section 4.1(3), and, during such period during which such Liens are being so contested, such Liens shall not be executed on or enforced against any of the assets of the Parent or any Credit Party, provided that the Parent or such Credit Party shall have set aside on its books reserves deemed adequate therefor and not resulting in qualification by auditors;
(e)carrier’s, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction and other like Liens arising by operation of applicable Law, arising in the ordinary course of business and securing amounts (i) which are not overdue for a period of more than 30 days, or (ii) which are being contested in good faith and by appropriate proceedings and, during such period during which amounts are being so contested, such Liens shall not be executed on or enforced against any of the assets of the Parent or any Credit Party, provided that (iii) the Parent or such Credit Party shall have set aside on its books reserves deemed adequate therefor and not resulting in qualification by auditors, (iv) the Parent or such Credit Party is in compliance with any corresponding holdback requirements under applicable legislation;
(f)undetermined or inchoate Liens and charges arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with applicable Law or of which written notice has not been duly given in accordance with applicable Law or which although filed or registered, relate to obligations not due and delinquent, including without limitation statutory Liens incurred, or pledges or deposits made, under worker’s compensation, employment insurance and other social security legislation;
(g)deposits or Liens over cash collateral securing (i) any performance obligation (which, for the avoidance of doubt, shall exclude any obligation to repay borrowed money) incurred in the ordinary course of business, or (ii) any Bonding Obligation with respect to such obligation;
(h)servitudes, easements, rights-of-way, restrictions and other similar encumbrances on real property imposed by applicable Law or incurred in the ordinary course of business and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Parent or any Credit Party or zoning and building by-laws and ordinances and municipal by-laws and regulations with respect to real property so long as the same are complied with;
(i)Liens of, or resulting from, any judgment or award that does not constitute an Event of Default under Section 6.1(l);

Supplementary Terms Agreement – Paycore Minerals Inc.

(j)the rights reserved to or vested in Governmental Authorities by statutory provisions or by the terms of leases, licenses, franchises, grants or permits, which affect any land, to terminate the leases, licenses, franchises, grants or permits or to require annual or other periodic payments as a condition of the continuance thereof;
(k)securities to public utilities or to any municipalities or Governmental Authorities or other public authority when required by the utility, municipality or Governmental Authorities or other public authority in connection with the supply of services or utilities to the Parent or the Credit Parties;
(l)Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that such Liens or covenants do not materially and adversely affect the use of the lands by the Parent or any Credit Party;
(m)statutory Liens incurred or pledges or deposits made in favour of a Governmental Authority to secure the performance of obligations of the Parent or any Credit Party under Environmental Laws or U.S. Environmental Laws to which any assets of the Parent or such Credit Party are subject;
(n)customary rights of set-off or combination of accounts in favour of a financial institution with respect to deposits maintained by it;
(o)contractual rights of set-off granted in the ordinary course of business;
(p)the reservations, limitations, provisos and conditions, if any, expressed in any original patents or grants of real or immoveable property;
(q)title defects or irregularities which are of a minor nature and in the aggregate will not materially impair the use of the property for the purpose for which it is held;
(r)applicable municipal and other governmental restrictions affecting the use of land or the nature of any structures which may be erected thereon, provided such restrictions have been complied with and will not materially impair the use of the property for the purpose for which it is held;
(s)Liens incurred in the ordinary course of business securing Capital Lease Obligations provided that the aggregate Indebtedness secured thereby shall not at any time exceed U.S.$ [Redacted – commercially sensitive information]; and
(t)any extension, renewal or replacement of any of the foregoing;
provided, however, that the Liens permitted hereunder shall not be extended to cover any additional Indebtedness of the Parent or the Credit Parties or their property (other than a substitution of like property).
“Person” includes any natural person, corporation, company, limited liability company, unlimited liability company, trust, joint venture, association, incorporated organization, partnership, Governmental Authority or other entity.
“Post-Closing Requirements” has the meaning set out in Section 4.1(5)(b).
“Prepaid Forward Arrangement” means any transaction for the purchase and sale of minerals in which the Parent or a Credit Party receives an upfront payment as consideration for the future

Supplementary Terms Agreement – Paycore Minerals Inc.

delivery of a fixed quantity of minerals, and includes any transaction having the commercial effect of a forward prepaid sale of minerals. For the avoidance of doubt, (i) a Prepaid Forward Arrangement may be structured by way of a Hedge Arrangement, (ii) a Prepaid Forward Arrangement shall include a metals stream, and (iii) Indebtedness shall not include obligations under a Prepaid Forward Arrangement except to the extent due and payable under a Hedge Arrangement.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning set out in Section 7.17.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Release” is to be broadly interpreted and shall include an actual or potential discharge, deposit, spill, leak, pumping, pouring, emission, emptying, injection, escape, leaching, seepage or disposal of Hazardous Materials which is or may be in breach of any Environmental Laws or U.S. Environmental Laws.
“Relevant Agent” means, with respect to a Group Party, any agent of such Group Party that will act in any capacity in connection with, or benefit from, the Credit Documents.
“Responsible Officer” means, with respect to any Person, the chairman, the president, any vice president, the chief executive officer or the chief operating officer, and, in respect of financial or accounting matters, any chief financial officer, principal accounting officer, treasurer or controller of such Person.
“Restricted Payment” means, with respect to any Person, any Payment by such Person:
(a)of any dividend, distribution or return of capital with respect to its Equity Securities;
(b)on account of the purchase, redemption, retirement or other acquisition of any of its Equity Securities, or any warrants, options or similar rights with respect to its Equity Securities;
(c)on account of any principal of or interest or premium on, or the redemption or acquisition of, any Indebtedness of such Person that:
(i)by its terms or contractual postponement ranks in right of payment subordinate to any liability of such Person under the Credit Documents; or
(ii)is not permitted hereunder;
(d)of any management, consulting or similar fee or any bonus payment or comparable payment, or by way of gift or other gratuity, to
(i)any director or officer of such Person (but excluding wages, payments made in connection with long-term incentive plans, and bonuses, in each case paid in the ordinary course of business and consistent with past practice); or
(ii)any Affiliate of such Person or director or officer thereof; or

Supplementary Terms Agreement – Paycore Minerals Inc.

(e)for the purpose of setting apart any property for a sinking, defeasance or other analogous fund for any of the payments referenced above.
“S&P” means Standard & Poor’s Financial Services LLC.
“Sanctions” means, at any time, economic or financial sanctions or trade embargoes imposed, administered or enforced by:
(a)the Office of Foreign Assets Control of the U.S. Department of Treasury, the U.S. Department of State, or the U.S. Department of Commerce; or
(b)any other Governmental Authority that are applicable to any Party at such time.
“Sanctioned Person” means, at any time, any Person with whom any Party is prohibited or restricted from transacting or otherwise dealing under any Sanction, whether by reason of designation under such Sanction or otherwise.
“Secured Prepaid Forward Arrangement” means any Prepaid Forward Arrangement between the Company and the Bank.
“Secured Liabilities” means all present and future indebtedness, liabilities and obligations of any and every kind, nature and description (whether direct or indirect, joint or several, absolute or contingent, mature or unmatured) of the Credit Parties to the Bank under, in connection with or with respect to the Credit Documents, and any unpaid balance thereof.
“Security Documents” means the Canadian GSA, the U.S. GSA, the FAD Mortgage, the Company Guarantee, the Collateral Agency Agreement, the Hazardous Materials Indemnity, and any and all other agreements or instruments now or hereafter executed and delivered by any Credit Party as security (including by way of guarantee) for the payment or performance of all or part of the Secured Liabilities, as any of the foregoing may have been, or may hereafter be, amended, modified or supplemented.
"SEDAR+" means the System for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Parent.
“Supported QFC” has the meaning set out in Section 7.17.
“Taxes” means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, harmonized sales, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments, or

Supplementary Terms Agreement – Paycore Minerals Inc.

similar charges in the nature of a tax, including Canada Pension Plan and provincial pension plan contributions, employment insurance payments and workers’ compensation premiums, together with any instalments with respect thereto, and any interest, fines and penalties with respect thereto, imposed by any Governmental Authority (including federal, state, provincial, municipal and foreign Governmental Authorities), and whether disputed or not.
“Transactions” means the execution, delivery and performance by the Credit Parties of the Credit Documents.
“Undrawn Commitment Amount” means, at any time, the undrawn amount of all funding commitments provided by holders of Permitted Indebtedness (other than another Credit Party) to the Parent as at such time; provided that, at such time all the conditions to the availability thereof have been satisfied, subject only to the delivery of a drawdown or borrowing request.
“U.S. Dollars” and “U.S.$” refer to lawful money of the United States of America.
“U.S. Environmental Laws” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Materials, relating to liability for or costs of other actual or threatened danger to human health or the environment, including, but not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901 et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. Sections 1251 et seq.), the Clean Air Act, as amended (42 U.S.C. Sections 7401 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601-2629), the Clean Water Act, as amended (33 U.S.C. Sections 1251, 1307 and 1321) and all regulations promulgated under the foregoing; and any other federal, state or local laws, statutes, rules, ordinances, or regulations now or hereafter in effect, that deal with or otherwise in any manner relate to environmental matters of any kind, and also includes the National Environmental Policy Act and the River and Harbors Appropriation Act. U.S. Environmental Laws also include, but are not limited to, any present and future federal, state and local laws, statutes ordinances, rules, regulations and the like, as well as common law: conditioning transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of any property of the Credit Parties; and requiring notification or disclosure of Releases of Hazardous Materials or other environmental condition of any property of any Credit Party to any Governmental Authority or other person or entity, whether or not in connection with transfer of title to or interest in any such property.
“U.S. GAAP” means, with respect to any Person, generally accepted accounting principles in the Untied States as in effect from time to time with respect to such Person.
“U.S. GSA” means the New York law general security agreement dated as of the date hereof from each U.S. Guarantor in favour of the Bank constituting a first-priority Lien (subject to Permitted Liens) over all present and future personal property of such Credit Parties other than Excluded Property.

Supplementary Terms Agreement – Paycore Minerals Inc.

“U.S. Guarantors” means Golden Hill Mining Holdings Inc. and Golden Hill Mining LLC.
“U.S. Special Resolution Regimes” has the meaning set out in Section 7.17.
“Wholly-Owned Subsidiary” of a Person means any subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the equity or 100% of the ordinary voting power or 100% of the general partnership or membership interests are, at the time any determination is being made, owned, controlled or held by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person.
“WURA” means Winding-up and Restructuring Act (Canada).
1.2Terms Generally.
The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “or” is disjunctive; the word “and” is conjunctive. The words “to the knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by such Person (or, in the case or a Person other than a natural Person, known by the Responsible Officer of such Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by such Person (or, in the case of a Person other than a natural Person, would have been known by such Responsible Officer of such Person). For the purposes of determining compliance with or measuring status under any cap, threshold or basket hereunder denominated in Canadian Dollars, reference shall be had to the Equivalent Amount of any portion of the underlying component that is not denominated in Canadian Dollars. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or replaced (subject to any restrictions on such modifications set out herein), (b) any reference herein to any law, rule or regulation or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such law, rule or regulation or section as amended, restated or re-enacted from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
1.3Time.
All time references herein shall, unless otherwise specified, be references to local time in Toronto, Ontario. Time is of the essence of this Agreement and the other Credit Documents.

Supplementary Terms Agreement – Paycore Minerals Inc.

Article 2
PREPAYMENTS.
2.1Mandatory Prepayments.
(a)In the event of an Asset Disposition by, or Casualty Event with respect to, the Parent or any Credit Party, the Company shall, within two Business Days of such Asset Disposition or Casualty Event, terminate Secured Prepaid Forward Arrangements in an aggregate amount equal to the amount of Net Proceeds therefrom and apply such Net Proceeds thereunder; provided that, this clause (a) shall not apply to (x) any Net Proceeds received by the Parent in connection with any Asset Disposition of, or Casualty Event with respect to, any assets, rights, property that do not constitute FAD Property Collateral; and (y) other than with respect to any Asset Disposition of, or Casualty Event relating to, any FAD Property Collateral, that portion of such Net Proceeds which, when aggregated with the Net Proceeds from any other Asset Disposition made or Casualty Event experienced in the same Fiscal Year in respect of which payment has not been made pursuant to this clause (a), is less than U.S.$ [Redacted – commercially sensitive information].
(b)The Company shall, within two Business Days of:
(i)any sale or issuance of any Equity Securities by the Parent or the Company;
(ii)the issuance or incurrence of any Indebtedness by the Parent or the Company;
(iii)the grant of any royalty, or the entry into of any Prepaid Forward Arrangement (other than a Secured Prepaid Forward Arrangement), by the Parent or a Credit Party,
(iv)terminate Secured Prepaid Forward Arrangements in an aggregate amount equal to the amount of Net Proceeds therefrom and apply such proceeds thereunder.
(c)The Company shall provide to the Bank immediate written notice of event described in (a) or (b) above; provided that any failure to do so shall not relieve the Company of its obligations pursuant to this Section 2.1.
(d)
(i)The Company covenants and agrees to obtain from the Parent, by way of a purchase or other acquisition by the Parent of Equity Securities of the Company or by making a capital contribution to the Company: (A) all Net Proceeds that are received by the Parent and which are required to be applied by the Company upon the termination of Secured Prepaid Forward Arrangements pursuant to this Section 2.1 so as to permit the Company to make all payments required by this Section 2.1 within the timeframes set forth herein; and (B) such other amounts as may be necessary for the Company to make all other payments to the Bank from time to time required pursuant to the terms of the Secured Prepaid Forward Arrangements.
(ii)The Company represents and warrants that the Parent is not a party to, and the Company covenants and agrees that it shall cause the Parent to not become a party to, any indenture, agreement or other instrument that:
(A)requires that any Net Proceeds received by the Parent, the Company or any other Credit Party from any event described in clauses (a) or (b) of this Section 2.1 be applied in repayment of any obligations, liabilities or indebtedness outstanding under any such indenture, agreement or other

Supplementary Terms Agreement – Paycore Minerals Inc.

instrument, other than Net Proceeds received by the Parent in connection with any Asset Disposition of, or Casualty Event with respect to, any assets, rights, property that do not constitute FAD Property Collateral; or
(B)prohibits or otherwise restricts the Parent from making the investments in the Company required pursuant to Section 2.1(d)(i), other than those prohibitions and restrictions contained in indentures, agreements or other instruments in respect of which (I) the Company has delivered to the Bank, on or prior to the Closing Date, a consent from each counterparty to such indentures, agreements or other instruments consenting to the Parent making such investments in the Company required pursuant to Section 2.1(d)(i); or (II) the Parent is able to satisfy the conditions with respect thereto contained in such indentures, agreements or other instruments.
Article 3
REPRESENTATIONS AND WARRANTIES
3.1Representations and Warranties of the Company.
In order to induce the Bank to enter into the Credit Documents, the Company represents and warrants to the Bank that each statement set forth in this Article 3 is true and correct on the date hereof.
(1)Organization; Powers. The Parent and each Credit Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now and formerly conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
(2)Authorization; Enforceability. The Transactions are within the Credit Parties’ corporate powers and have been duly authorized by all necessary corporate and shareholder action, as applicable. This Agreement and the other Credit Documents have been duly executed and delivered by each Credit Party (as applicable) and constitute legal, valid and binding obligations of each Credit Party (as applicable), enforceable in accordance with their terms, subject to applicable Legal Reservations.
(3)Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, (b) will not violate any applicable Law or the charter, by-laws or other organizational documents any Credit Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Parent or any Credit Party or their respective assets, or give rise to a right thereunder to require any payment to be made by the Parent or any Credit Party, and (d) will not result in the creation or imposition of, or the requirement to create, any Lien on any asset of any Credit Party, except for any Lien arising in favour of the Bank under the Credit Documents.
(4)Financial Condition; No Material Adverse Effect.
(a)All financial statements delivered by the Company to the Bank, including pursuant to Section 4.1(1), present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Parent as of the applicable dates and for the applicable periods in accordance with GAAP or U.S. GAAP, as applicable, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in Section 4.1(1)(b). Other than as disclosed in the most recent audited financial statements of the Parent delivered to the Bank, there are no off-balance sheet transactions arrangements, obligations (including contingent obligations) or other relationships of the Parent or any Credit Party with unconsolidated entities or other

Supplementary Terms Agreement – Paycore Minerals Inc.

Persons that may have a material current or future effect on the financial condition, changes in financial condition, results of operations, earnings, cash flow, liquidity, capital expenditures, capital resources, or significant components of revenues or expenses of the Parent or any Credit Party.
(b)Since December 31, 2024, no Material Adverse Change has occurred.
(5)Compliance with Laws. The Parent and each Credit Party is in compliance with all Laws applicable to it or its property except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. None of the Parent or any Credit Party has violated or failed to obtain any Authorization necessary to the ownership of any of its property or assets or the conduct of its business, which violation or failure could reasonably be expected to have (in the event that such a violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect.
(6)Compliance with Agreements. None of the Parent or any Credit Party is in default, nor has any event or circumstance occurred which, but for the passage of time or the giving of notice, or both, would constitute a default (in any respect that would have a Material Adverse Effect), under (a) any loan or credit agreement, indenture, mortgage, deed of trust, security agreement or other instrument or agreement evidencing or pertaining to any Material Indebtedness of the Parent or any Credit Party, or (b) under any other agreement or instrument to which the Parent or a Credit Party is a party or by which the Parent or any Credit Party is bound.
(7)No Default. No Default has occurred and is continuing.
(8)Clean Title; Liens. The Parent and the Credit Parties have indefeasible fee simple registered and beneficial title to their respective owned real properties, and with respect to leased real properties, indefeasible title to the leasehold estate with respect thereto, pursuant to valid and enforceable leases, in each case free and clear of all Liens except Permitted Liens. All personal property in which the Parent or any Credit Party has any right, title or interest is free and clear of all Liens except Permitted Liens.
(9)Insurance. The Credit Parties maintain insurance policies and coverage in compliance with Section 4.1(6). Such insurance coverage (a) is sufficient for compliance with all requirements of applicable Law and of all agreements to which any Credit Party is a party, (b) is provided under valid, outstanding and enforceable policies, (c) provides adequate insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by Persons engaged in the same or a similar business to the assets and operations of the Credit Parties, and (d) will not in any way be affected by, or terminate or lapse by reason of, the Transactions.
(10)Solvency. None of the Parent or any Credit Party is an “insolvent person” within the meaning of the BIA.
(11)Environmental Matters. Except as disclosed to the Bank in Schedule 3.1(11):
(a)Environmental Laws, Etc. Neither any property of the Credit Parties nor the operations conducted thereon violate any applicable order of any court or Governmental Authority or any Environmental Laws or U.S. Environmental Laws, which violation could reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant property, and except as otherwise disclosed pursuant to the terms of clause (b) – (e) in this Section 3.1(11), no notice has been received by any Credit Party of any claim with respect to any liability under any Environmental Laws or U.S. Environmental Laws, which liability could reasonably be expected to result in remedial obligations having a Material Adverse Effect.

Supplementary Terms Agreement – Paycore Minerals Inc.

(b)Notices, Permits, Etc. All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by the Credit Parties in connection with the operation or use of any and all property of the Credit Parties, including but not limited to past or present treatment, transportation, storage, disposal or Release of Hazardous Materials into the environment, have been duly obtained or filed, except to the extent the failure to obtain or file such notices, permits, licenses or similar authorizations could not reasonably be expected to have a Material Adverse Effect, or which could not reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant property.
(c)Hazardous Substances Carriers. All Hazardous Materials generated at any and all property of the Credit Parties have been treated, transported, stored and disposed of only in accordance with all Environmental Laws and U.S. Environmental Laws applicable to them, except to the extent the failure to have such Hazardous Materials so transported, treated or disposed of could not reasonably be expected to have a Material Adverse Effect, and only at treatment, storage and disposal facilities maintaining valid permits under applicable Environmental Laws and U.S. Environmental Laws, which carriers and facilities have been and are operating in compliance with such permits, except to the extent the failure to have such Hazardous Materials treated, transported, stored or disposed of at such facilities, or the failure of such carriers or facilities to so operate, could not reasonably be expected to have a Material Adverse Effect or which could not reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant property.
(d)Hazardous Materials Disposal. The Credit Parties have taken all reasonable steps necessary to determine and have determined that no Hazardous Materials have been disposed of or Released (and there has been no threatened Release) of any Hazardous Materials on or to any property of the Credit Parties other than in compliance with Environmental Laws and applicable U.S. Environmental Laws, except to the extent the disposition or Release of such Hazardous Materials could not reasonably be expected to have a Material Adverse Effect or which could not reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant property.
(e)No Contingent Liability. The Credit Parties have no material contingent liability in connection with any Release or threatened Release of any Hazardous Materials into the environment except (i) contingent liabilities which could not reasonably be expected to exceed U.S.$ [Redacted – commercially sensitive information] in excess of applicable insurance coverage at any one time and from time to time, and for which adequate reserves for the payment thereof as required by U.S. GAAP have been provided, and (ii) contingent liabilities which could not reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Release or threatened Release.
(12)“Know Your Customer” Information. All materials and information provided to the Bank in connection with applicable “know your customer”, AML Legislation and the Patriot Act are true and correct.
(13)Anti-Corruption Laws and Sanctions. Each Group Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Group Party and its directors, officers, employees and Relevant Agents with Anti-Corruption Laws and Sanctions. Each Group Party and, to the knowledge of the Company, its directors, officers, employees and Relevant Agents is in compliance with Anti-Corruption Laws and Sanctions. No Group Party or, to the knowledge of the

Supplementary Terms Agreement – Paycore Minerals Inc.

Company, any of its directors, officers or employees or Relevant Agents is a Sanctioned Person or is engaged in any activity that would reasonably be expected to result in such Group Party being designated as a Sanctioned Person. The Transactions will not violate Anti-Corruption Laws or Sanctions.
Article 4
AFFIRMATIVE COVENANTS
4.1Covenants.
From (and including) the Closing Date, the Company covenants and agrees with the Bank as follows (and in each case the parties agree that the making of such documents publicly available on Parent’s SEDAR+ profile satisfies the delivery requirements under this Section):
(1)Financial Statements and Other Information. The Company shall furnish to the Bank:
(a)as soon as available and in any event by April 30, 2025, the audited Consolidated balance sheet and related statements of income, retained earnings and changes in financial position of Parent as of the end of and for the Fiscal Year ending December 31, 2024, setting forth in each case in comparative form the figures for such Fiscal Year, all reported on by independent auditors of recognized national standing (without a qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Parent on a Consolidated basis;
(b)as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the unaudited Consolidated balance sheet and related statements of income, retained earnings and changes in financial position of Parent as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year which includes such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year;
(c)concurrently with the financial statements required pursuant to Sections 4.1(1)(a) and (b), a Compliance Certificate;
(d)promptly after the Company learns of the receipt or occurrence of any of the following, a certificate of the Company, signed by a Responsible Officer of the Company, specifying (i) any event which constitutes a Default or Event of Default that is continuing, together with a detailed statement specifying the nature thereof and the steps being taken to cure such Default or Event of Default, (ii) the receipt of any notice from, or the taking of any other action by, the holder of any Material Indebtedness with respect to an actual or alleged default, together with a detailed statement specifying the notice given or other action taken by such holder and the nature of the claimed default and what action the relevant Credit Party is taking or proposes to take with respect thereto, (iii) any notice of termination or other proceedings or actions which could reasonably be expected to adversely affect any of the Credit Documents, (iv) the creation, dissolution, merger, amalgamation or acquisition of any Credit Party, (v) any event or condition not previously disclosed to the Bank, which violates any Environmental Laws or U.S. Environmental Laws and which could reasonably be expected to have a Material Adverse Effect, (vi) any material change in accounting or financial reporting practices by the Parent or any Subsidiary, and (vii) any other event, development or condition which could reasonably be expected to have a Material Adverse Effect;
(e)promptly after the occurrence thereof, notice of the institution of or any material adverse development in any action, suit or proceeding or any governmental investigation or any arbitration before any court or arbitrator or any Governmental Authority or official

Supplementary Terms Agreement – Paycore Minerals Inc.

against any Credit Party or any material property thereof (including pursuant to any applicable Environmental Laws or U.S. Environmental Laws) which, if adversely determined, could reasonably be expected to have a Material Adverse Effect; and
(f)promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Credit Party, or compliance with the terms of this Agreement or any other Credit Document, as the Bank may reasonably request;
(2)Existence; Conduct of Business. The Company shall, and shall cause the Parent and each Credit Party to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence (except to the extent permitted by Section 5.1(3)), and except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect, obtain, preserve, renew and keep in full force and effect any and all rights, licenses, permits, privileges and franchises material to the conduct of its business.
(3)Payment of Obligations. The Company shall, and shall cause the Parent and each Credit Party to, pay its material obligations before they are overdue, including material Tax liabilities, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (b) the Parent, the Company or such Credit Party has set aside on its books adequate reserves with respect thereto in accordance with U.S. GAAP.
(4)Compliance with Laws. The Company shall, and shall cause each other Credit Party to, comply with all Laws and orders of any Governmental Authority applicable to it or its property and with all of its material contractual obligations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Company shall, and shall cause each other Group Party and its and their respective directors, officers, employees and Relevant Agents to, comply with all Anti-Corruption Laws and Sanctions. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall require any Group Party, or any director, officer, employee, agent or Affiliate of any Group Party that are registered or incorporated under the laws of Canada or a province or territory thereof to commit an act or omission that contravenes the Foreign Extraterritorial Measures Act (Canada).
(5)Further Assurances.
(a)The Company shall, and shall cause each other Credit Party to, upon request from the Bank, cure promptly any defects in the execution and delivery of the Credit Documents, including this Agreement. Upon request from the Bank, the Company shall, at its expense, as promptly as practical, execute and deliver to the Bank, all such other and further documents, agreements and instruments (and cause each other Credit Party to take such action) in compliance with or performance of the covenants and agreements of the Company or any other Credit Party in any of the Credit Documents, including this Agreement, or to further evidence and more fully describe the Collateral, or to correct any omissions in any of the Credit Documents, or more fully to state the security obligations set out herein or in any of the Credit Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Credit Documents, or to make any recordings, to file any notices, or obtain any consents, all as may be necessary or appropriate in connection therewith, in the judgment of the Bank, acting reasonably.
(b)The Company shall, and shall cause each of the other Credit Parties to, perform and satisfy to the satisfaction of the Bank and its counsel each of the requirements (the “Post-Closing Requirements”) listed in Schedule 4.1(5) on or before the date by which such Post-Closing Requirement is to be required to be performed pursuant thereto. For greater certainty, the Company acknowledges and agrees that the Post-Closing Requirements expressly include the obligation of the Company to, and to cause each of the other Credit Parties to, co-operate fully and promptly with the Bank and its counsel with respect to the completion of each of the Post-Closing Requirements and the provision of all information, documents, matters and things as the Bank or its counsel, acting reasonably,

Supplementary Terms Agreement – Paycore Minerals Inc.

may deem necessary or advisable (i) to determine what actions must be taken to fulfil each of the Post-Closing Requirements, (ii) to complete and fulfil each of the Post-Closing Requirements, and (iii) to confirm and assess whether all actions necessary to fulfil each of the Post-Closing Requirements have been taken.
(6)Insurance.
(a)The Company shall, and shall cause each other Credit Party to, maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to their respective properties and business against such liabilities, casualties, risks and contingencies and in such types (including flood insurance) and amounts and with deductibles as are customary in the case of Persons engaged in the same or similar businesses and similarly situated and in accordance with any requirement of any Governmental Authority.
(b)The Company shall obtain endorsements to the policies which it is required to maintain pursuant to this Section 4.1(6) pertaining to all physical properties in which the Bank shall have a Lien under the Credit Documents, naming the Bank as an additional insured (with respect to liability insurance only) and a loss payee and containing (i) if generally available from the insurer, provisions that such policies will not be cancelled without 30 days prior written notice having been given by the insurance company to the Bank, and (ii) a standard non contributory “mortgagee”, “lender” or “secured party” clause. The Company will furnish the Bank with insurance broker certificates for the insurance maintained by or on behalf of the Credit Parties on the Closing Date and thereafter promptly following request from the Bank from time to time. In addition, promptly following request from the Bank from time to time, the Company shall furnish the Bank with true copies of the polices for such insurance.
(c)Upon the occurrence and continuance of an Event of Default (and without limiting any other rights of the Bank hereunder or under any other Credit Document), (i) the Bank shall, subject to the rights of any holders of Permitted Liens holding claims senior to the Bank, have the sole right, in the name of the Bank or any applicable Credit Party, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies, and (ii) all insurance proceeds in respect of any Collateral shall be paid to the Bank. In such event, the Bank shall apply such insurance proceeds to the obligations of the Company in accordance with Section 2.1(a).
(7)Operation and Maintenance of Property. The Company shall, and shall cause each other Credit Party to, manage and operate its business or cause its business to be managed and operated (a) in accordance with prudent industry practice in all material respects and in compliance in all material respects with the terms and provisions of all applicable licenses, leases, contracts and agreements, and (b) in compliance with all applicable Laws of the jurisdiction in which such businesses are carried on, and all applicable Laws of every other Governmental Authority from time to time constituted to regulate the ownership, management and operation of such businesses, except where a failure to so manage and operate would not have a Material Adverse Effect. The Company shall, and shall cause each other Credit Party to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(8)Financial Covenants.
(a)Adjusted Tangible Net Worth. The Company shall cause the Parent to maintain at all times Adjusted Tangible Net Worth at a level not less than U.S.$[Redacted – commercially sensitive information].

Supplementary Terms Agreement – Paycore Minerals Inc.

(b)Liquidity. The Company shall, and shall cause the Parent to, maintain at all times Liquidity of not less than U.S.$[Redacted – commercially sensitive information].
Article 5
NEGATIVE COVENANTS
5.1Negative Covenants.
From (and including) the Closing Date, the Company covenants and agrees with the Bank as follows:
(1)Indebtedness. The Company shall not, and shall not permit the Parent or any Credit Party to, create, incur, assume or permit to exist any Indebtedness other than Permitted Indebtedness.
(2)Liens. The Company shall not, and shall not permit the Parent or any Credit Party to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by the Parent, the Company or any other Credit Party, except Permitted Liens.
(3)Corporate Changes. The Company shall not, and shall not permit the Parent or any Credit Party to, merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or liquidate or dissolve, except in each case if such amalgamation, merger or consolidation is with another Credit Party.
(4)Permitted Business. The Company shall not, and shall not permit the Parent or any Credit Party to, engage to any material extent in any material business other than the Business.
(5)Asset Dispositions. The Company shall not, and shall not permit the Parent or any Credit Party to, make any Asset Disposition except when no Default or Event of Default has occurred and is existing and where the Net Proceeds therefrom are dealt with in accordance with Section 2.1(a).
(6)Hedge Arrangements. The Company shall not, and shall not permit the Parent or any other Credit Party to, enter into any Hedge Arrangement, except:
(a)Hedge Arrangements entered into in order to hedge or mitigate risks to which any Credit Party has actual exposure (other than those in respect of Equity Securities); or
(b)Hedge Arrangements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Credit Party; or
(c)Prepaid Forward Arrangements.
(7)Restricted Payments. The Company shall not, and shall not permit the Parent or any Credit Party to, declare, pay or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that, so long as no Default or Event of Default is continuing or would be caused thereby: (a) a Credit Party may make a Restricted Payment to another Credit Party; and (b) the Company may make the Closing Proceeds Distribution.
(8)No Amendments to Constating Documents, etc. The Company shall not, and shall not permit any other Credit Party to, amend, its constating documents, by-laws, partnership agreement or operating agreement, as applicable, in a manner that would adversely affect the Bank or such Credit Party’s duty or ability to repay the Secured Liabilities.

Supplementary Terms Agreement – Paycore Minerals Inc.

(9)Use of Proceeds. The Company shall not use, and shall procure that each other Group Party and its and their respective directors, officers, employees and Relevant Agents shall not use, the proceeds of any Credit Document:
(a)in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws;
(b)for the purpose of funding, financing or facilitating any prohibited activities, business or transaction of or with any Sanctioned Person; or
(c)in any other manner that would result in the violation of any Sanctions.
Article 6
EVENTS OF DEFAULT
6.1Events of Default.
If any of the following events (“Events of Default”) shall occur:
(a)the Company shall fail to pay any amount due under any Secured Prepaid Forward Arrangement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)any Credit Party shall fail to pay any amount due under any Credit Document, other than a Secured Prepaid Forward Arrangement, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise and such failure shall continue unremedied for a period of two Business Days;
(c)any Credit Party shall fail to pay any interest on any amount payable under any Credit Document, when and as the same shall become due and payable and such failure shall continue unremedied for a period of three Business Days;
(d)any representation or warranty made or deemed made by any Credit Party in or in connection with any Credit Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Credit Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed to be made;
(e)the Parent or any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in Section 2.1(d), 4.1(1)(c)(i) (notice of Default or Event of Default), Section 4.1(2) (Existence; Conduct of Business), Section 4.1(8) (Financial Covenants) or in Article 5 (or in any comparable provision of any other Credit Document);
(f)the Parent or any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 6.1(a), (b), (c),(d), or (e)) or any other Credit Document, and such failure shall continue unremedied for a period of 30 days after the earlier of (i) knowledge thereof by the Parent or any Credit Party, or (ii) notice thereof from the Bank to the Company;
(g)the Parent or any Credit Party shall fail to make any payment of any Material Indebtedness when and as the same shall become due and payable, after giving effect to any applicable grace period;

Supplementary Terms Agreement – Paycore Minerals Inc.

(h)any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this Section 6.1(h) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness so long as the proceeds of such sale or transfer are sufficient to, and are applied to, reduce such secured Indebtedness to nil;
(i)the Parent or any Credit Party:
(i)admits in writing that it is insolvent or unable to pay its liabilities as they generally become due;
(ii)commits an act of bankruptcy under the BIA, files a voluntary assignment in bankruptcy under the BIA, makes a proposal (or files a notice of its intention to do so) under the BIA or seeks any other relieve in respect of itself under the BIA;
(iii)institutes any proceedings seeking relief in respect of itself under the CCAA;
(iv)institutes any proceeding seeking relief in respect of itself under the WURA
(v)in addition to the forgoing, institutes any other proceeding seeking: (a) to adjudicate itself an insolvent person or a bankrupt; (b) to liquidate, dissolve or wind-up its business or assets, other than a solvent winding-up of a Guarantor into another Credit Party, (c) to compromise, arrange, adjust or declare a moratorium in respect of the payment of, its debts; (d) to stay the rights of creditors generally (or any class of creditors); (e) any other relief in respect of itself under any federal, provincial or foreign applicable Law now or hereafter in effect relating to bankruptcy, winding-up, other than a solvent winding-up of a Guarantor into another Credit Party, insolvency, receivership, restructuring of business, assets or debt, reorganization of business, other than a reorganization or arrangement which does not relate to or involve the compromise, settlement, adjustment or arrangement of debt, assets or debt or protection of debtors from their creditors (such applicable Law includes any applicable corporations legislation to the extent the relief sought under such corporations legislation relates to or involves the compromise, settlement, adjustment or arrangement of debt); or (f) any other relief which provides for plans or schemes of reorganization, plans or schemes of arrangement, other than a reorganization or arrangement which does not relate to or involve the compromise, settlement, adjustment or arrangement of debt, or plans or schemes of compromise, in respect of itself, to be submitted or presented to creditors (or any class of creditors);
(vi)applies for the appointment of, or has a receiver (either court or privately appointed), interim receiver, receiver/manager (either court or privately appointed), sequestrator, monitor, conservator, custodian, administrator, trustee, liquidator or other similar official appointed in respect of it, or any substantial part of its property; or
(vii)threatens to do any of the foregoing, or takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 6.1(i);

Supplementary Terms Agreement – Paycore Minerals Inc.

(j)any petition is filed, application made or other proceeding instituted against or in respect of the Parent or any Credit Party:
(i)seeking to adjudicate it an insolvent person;
(ii)seeking a bankruptcy order against it under the BIA;
(iii)seeking to institute proceedings against it under the CCAA;
(iv)seeking to institute proceedings against it under the WURA;
(v)seeking, in addition to the forgoing: (a) to adjudicate it an insolvent person or a bankrupt; (b) to liquidate, dissolve or wind-up its business or assets; (c) to compromise, arrange, adjust or declare a moratorium in respect of the payment of, its debts; (d) to stay the rights of creditors generally (or any class of creditors); (e) any other relief in respect of it under any federal, provincial or foreign applicable Law now or hereafter in effect relating to bankruptcy, winding-up, other than a solvent winding-up of a Guarantor into another Credit Party, insolvency, receivership, restructuring of business, assets or debt, reorganization of business, other than a reorganization or arrangement which does not relate to or involve the compromise, settlement, adjustment or arrangement of debt, assets or debt, or protection of debtors from their creditors (such applicable Law includes any applicable corporations legislation to the extent the relief sought under such corporations legislation relates to or involves the compromise, settlement, adjustment or arrangement of debt); or (f) any other relief which provides plans or schemes of reorganization, plans or schemes of arrangement, other than a reorganization or arrangement which does not relate to or involve the compromise, settlement, adjustment or arrangement of debt, or plans or schemes of compromise in respect of it, to be submitted or presented to creditors (or any class of creditors); or
(vi)seeking the issuance of an order for the appointment of a receiver, interim receiver, receiver/manager, sequestrator, monitor, conservator, custodian, administrator, trustee, liquidator or other similar official in respect of it or any substantial part of its property, and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of 45 days after the institution thereof, provided that: (a) if the Parent or the Credit Party fails to contest such petition, application or proceeding the 45 day grace period shall cease to apply; (b) if an order, decree or judgment is issued (whether or not entered or subject to appeal) against the Parent or the Credit Party thereunder within the 45 day period, such grace period will cease to apply, and (c) if the Parent or the Credit Party files an answer or other responding materials admitting the material allegations of a petition, application or other proceeding filed against it, such grace period will cease to apply;
(k)any other event occurs which, under the Laws of any applicable jurisdiction, has an effect upon the Parent or a Credit Party equivalent to any of the events referred to in either of Sections 6.1(i) or (j);
(l)one or more judgments for the payment of money in a cumulative amount in excess of U.S.$[Redacted – commercially sensitive information] in the aggregate is rendered against the Parent or any one or more of the Credit Parties and they have not (i) provided for its satisfaction in accordance with its terms within 45 days from the date of entry thereof, or (ii) procured a stay of execution thereof within 45 days from the date of entry

Supplementary Terms Agreement – Paycore Minerals Inc.

thereof and within such period, or such longer period during which execution of such judgment has not been stayed, appealed such judgment and caused the execution thereof to be stayed during such appeal, provided that if enforcement or realization proceedings are lawfully commenced in respect thereof in the interim, such grace period shall cease to apply;
(m)any property of the Parent or any Credit Party having a Fair Market Value in excess of U.S.$[Redacted – commercially sensitive information] in the aggregate is seized (including by way of execution, attachment, garnishment, levy or distraint), or any Lien thereon securing Indebtedness in excess of U.S.$[Redacted – commercially sensitive information] is enforced, or such property has become subject to any charging order or equitable execution of a Governmental Authority, or any writ of execution or distress warrant exists in respect of the Parent or any Credit Party or the property of any of them, or any sheriff or other Person becomes lawfully entitled by operation of law or otherwise to seize or distrain upon such property and in any case such seizure, enforcement, execution, attachment, garnishment, distraint, charging order or equitable execution, or other seizure or right, continues in effect and is not released or discharged for more than 45 days or such longer period during which entitlement to the use of such property continues by the Parent or such Credit Party, and the Parent or such Credit Party is contesting the same in good faith and by appropriate proceedings, provided that if the property is removed from the use of the Parent or such Credit Party, or is sold, in the interim, such grace period shall cease to apply;
(n)one or more final judgments, not involving the payment of money and not otherwise specified in this Section 6.1(n), has been rendered against any Credit Party, the result of which could reasonably be expected to result in a Material Adverse Effect, so long as the Parent or such Credit Party has not (i) provided for its satisfaction in accordance with its terms within 45 days from the date of entry thereof, or (ii) procured a stay of execution thereof within 45 days from the date of entry thereof and within such period, or such longer period during which execution of such judgment has been stayed, appealed such judgment and caused the execution thereof to be stayed during such appeal, provided that if enforcement or realization proceedings are lawfully commenced in respect thereof in the interim, such grace period shall cease to apply;
(o)this Agreement, any other Credit Document or any material obligation or other material provision hereof or thereof at any time for any reason terminates or ceases to be in full force and effect and a legally valid, binding and enforceable obligation of any Credit Party, is declared to be void or voidable or is repudiated, or the validity, binding effect, legality or enforceability hereof or thereof is at any time contested by any Credit Party, or any Credit Party denies that it has any or any further liability or obligation hereunder or thereunder or any action or proceeding is commenced to enjoin or restrain the performance or observance by any Credit Party of any material terms hereof or thereof or to question the validity or enforceability hereof or thereof, or at any time it is unlawful or impossible for any Credit Party to perform any of its material obligations hereunder or thereunder;
(p)any Lien purported to be created by any Security Document shall cease to be, or shall be asserted by any Credit Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) Lien in Collateral with a Fair Market Value or book value (whichever is greater) in excess, individually or in the aggregate, of U.S.$[Redacted – commercially sensitive information];
(q)a Material Adverse Change shall occur;
(r)a Change of Control shall occur; or

Supplementary Terms Agreement – Paycore Minerals Inc.

(s)then,
(A)     and in every such event other than those described in (B), and at any time thereafter during the continuance of such event or any other such event, the Bank may, by notice to the Company, take either or both of the following actions, at the same or different times: (x) terminate any or all Secured Prepaid Forward Arrangements, and (y) declare all amounts payable under such terminated Secured Prepaid Forward Arrangement to be due and payable in accordance with the terms of such Secured Prepaid Forward Arrangements, and thereupon such amounts so declared to be due and payable (together with accrued interest thereon), and all fees and other obligations of the Company accrued under all Credit Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind except as set out earlier in this paragraph, all of which are hereby waived by the Company, and
(B)     in the case of any event with respect to the Company described in Section 6.1(i), (j) or (k), then all Secured Prepaid Forward Arrangements shall automatically terminate and all amounts due and payable thereunder (together with accrued interest thereon), and all fees and other obligations of the Company accrued under all Credit Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.
Article 7
MISCELLANEOUS
7.1Notices.
(1)Method and Contact Information. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 7.1(2)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by e-mail in each case to the addressee, as follows:
(a)if to the Company or any other Credit Party:
[Redacted – personal information]
(b)if to the Bank:
[Redacted – personal information]
(2)Electronic Communications. Notices and other communications to the Bank hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Bank; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Bank. The Bank or the Company may, in its discretion, agree to accept notices and other communication to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(3)Change of Address; When Notice Deemed Given.

Supplementary Terms Agreement – Paycore Minerals Inc.

(a)Any party hereto may change its address or e-mail address for notices and other communications hereunder by notice to the other parties hereto in the manner provided in Section 7.1. All notices and other communications given to any Party in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
(b)Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through Electronic Systems, to the extent provided in paragraph (c) below, shall be effective as provided in said paragraph (c).
(c)Unless the Bank otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received when sent, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
7.2Waivers; Amendments.
(1)Waiver. No failure or delay by the Bank in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Bank hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Company therefrom shall in any event be effective unless the same shall be permitted by Section 7.2(2), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.
(2)Amendments. Neither this Agreement nor any other Security Document (or any provision hereof or thereof) may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Bank.
7.3Expenses; Indemnity; Damage Waiver.
(1)Expenses. The Company shall pay (a) all reasonable out-of-pocket expenses incurred by the Bank and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Bank and all applicable Taxes, in connection with the preparation and administration of this Agreement and the other Credit Documents, (b) all reasonable out-of-pocket expenses incurred by the Bank and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Bank and applicable Taxes, in connection with any amendments, modifications or waivers of the provisions hereof or of any of the other Credit Documents, (whether or not the transactions contemplated hereby or thereby shall be consummated), and (c) all out-of-pocket expenses incurred by the Bank, including the fees, charges and disbursements of any counsel for the Bank and all applicable Taxes, in connection with the assessment, enforcement or protection of their rights in connection with this Agreement or any other Credit Document, including its rights under Section 7.3.
(2)Indemnity. The Company shall indemnify the Bank, as well as each Related Party and each assignee of any of the foregoing Persons (each such Person and each such assignee being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, cost recovery actions, damages, expenses and liabilities of whatsoever nature or kind and all reasonable out-of-pocket expenses and all applicable Taxes to which any Indemnitee may become subject arising out of or in connection with (a) the execution or delivery of the Credit Documents or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder,

Supplementary Terms Agreement – Paycore Minerals Inc.

and the consummation of the Transactions or any other transactions thereunder, (b) any Secured Prepaid Forward Arrangement or any actual or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Credit Party, or any Environmental Liability related in any way to a Credit Party, (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, (e) any other aspect of this Agreement and the other Credit Documents (including any misrepresentation made thereunder), or (f) the enforcement of any Indemnitee’s rights hereunder and any related assessment, investigation, defence, preparation of defence, litigation and enquiries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence (it being acknowledged that ordinary negligence does not necessarily constitute gross negligence) or wilful misconduct of such Indemnitee. For the avoidance of doubt, the forgoing indemnity shall not extend to financial losses an Indemnitee may incur as a result of a transaction under a Hedge Arrangement.
(3)Currency Indemnity. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Credit Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or under any other Credit Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose “rate of exchange” means the rate at which the Bank is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice. In the event that there is a change in the rate of exchange prevailing between the Business Day immediately preceding the day on which the judgment is given and the date of receipt by the Bank of the amount due, the Company shall, on the date of receipt by the Bank, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Bank on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the Bank is the amount then due under this Agreement or such other Credit Document in the Currency Due. If the amount of the Currency Due which the Bank is so able to purchase is less than the amount of the Currency Due originally due to it, the Company shall indemnify and save the Bank harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Credit Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Bank from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Credit Document or under any judgment or order.
(4)Limitation of Liability. The Bank shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to property caused by the actions, inaction or negligence of any Credit Party or its Affiliates, and the Company hereby indemnifies and holds the Bank harmless on the terms set out in Section 7.3(2) from any such loss, damage, liability or claim.
(5)Waiver. To the extent permitted by applicable Law, the Company shall not assert, and the Company hereby waives, any claim against any Indemnitee for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet).
(6)Payment of Expenses and Indemnity. All amounts due under Section 7.3 shall be payable not later than three Business Days after written demand therefor.
7.4Successors and Assigns.
(1)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company shall

Supplementary Terms Agreement – Paycore Minerals Inc.

not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Bank. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Bank) any legal or equitable right, remedy or claim under or by reason of this Agreement.
7.5Anti-Money Laundering Legislation and the Patriot Act.
(1)The Company acknowledges that, pursuant to AML Legislation and the Patriot Act the Bank may be required to obtain, verify and record information regarding the Company, their directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Parent or the Company, and the transactions contemplated hereby. The Company shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by the Bank, in order to comply with any applicable AML Legislation or the Patriot Act, whether now or hereafter in existence.
7.6Survival.
All covenants, agreements, representations and warranties made by the Company herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Bank may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended, and shall continue in full force and effect as long as any amount payable under any Credit Document is outstanding. Section 7.3 shall survive and remain in full force and effect, regardless of the consummation of the Transactions, the repayment of the Secured Liabilities, or the termination of the Credit Documents or any provision thereof.
7.7Execution.
(1)This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed or other electronic form and the parties adopt any signatures received by a receiving fax machine or via e-mail as original signatures of the parties.
(2)Delivery of an executed counterpart of a signature page of this Agreement or any other Credit Document by telecopy, emailed pdf. or any other electronic means that reproduces an image of, or otherwise constitutes, the actual executed signature page shall be effective as delivery of a manually executed counterpart. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement or any other Credit Document and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law; provided that nothing herein shall require the Bank to accept Electronic Signatures in any form or format without its prior written consent.
(3)Each Party agrees that, at any time, the Bank may convert paper records of this Agreement, the other Credit Documents and all other documentation delivered to the Bank hereunder in such capacity (each, a “Paper Record”) into electronic images (each, an “Electronic Image”) as part of the Bank’s normal business practices. Each party hereto agrees that each such Electronic Image shall be

Supplementary Terms Agreement – Paycore Minerals Inc.

considered as an authoritative copy of the Paper Record and shall be legally binding on the parties and admissible in any legal, administrative or other proceeding as conclusive evidence of the contents of such document in the same manner as the original Paper Record.
7.8Entire Agreement.
This Agreement (together with the other Credit Documents and any separate letter agreements with respect to fees payable to the Bank), constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no conditions, warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Agreement or in such other applicable agreements.
7.9Severability.
Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
7.10Right of Set Off.
If an Event of Default shall have occurred and be continuing and the amounts then outstanding under the Credit Documents have become due and payable in accordance with the concluding paragraph of Section 6.1, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Bank to or for the credit or the account of any Credit Party against any of and all of the obligations of the Credit Parties now or hereafter existing under the Credit Documents held by the Bank, irrespective of whether or not the Bank shall have made any demand under any Credit Document and although such obligations may be unmatured and regardless of the currency of the deposit. The rights of the Bank under this Section 7.10 are in addition to other rights and remedies (including other rights of set off) which the Bank may have.
7.11Governing Law.
This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in that Province and shall be treated, in all respects, as an Ontario contract.
7.12Attornment.
Each party hereto agrees (a) that any action or proceeding relating to this Agreement may (but need not) be brought in any court of competent jurisdiction in the Province of Ontario, and for that purpose now irrevocably and unconditionally attorns and submits to the jurisdiction of such Ontario court, (b) that it irrevocably waives any right to, and shall not, oppose any such Ontario action or proceeding on any jurisdictional basis, including forum non conveniens, and (c) not to oppose the enforcement against it in any other jurisdiction of any judgment or order duly obtained from an Ontario court as contemplated by this Section 7.12.

Supplementary Terms Agreement – Paycore Minerals Inc.

7.13Service of Process.
Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 7.1. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by Law.
7.14WAIVER OF JURY TRIAL.
EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.14.
7.15No Strict Construction.
The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any provisions of this Agreement.
7.16Paramountcy.
In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any other Credit Document then, notwithstanding anything contained in such other Credit Document, the provisions contained in this Agreement shall prevail to the extent of such conflict or inconsistency and the provisions of such other Credit Document shall be deemed to be amended to the extent necessary to eliminate such conflict or inconsistency, it being understood that the purpose of the other Credit Documents is (a) to add to, and not detract from, the panoply of rights granted to the Bank under this Agreement. If any act or omission of any or all Credit Parties is expressly permitted under this Agreement but is expressly prohibited under any other Credit Document, such act or omission shall be permitted. If any act or omission is expressly prohibited under any other Credit Document, but this Agreement does not expressly permit such act or omission, or if any act is expressly required to be performed under any other Credit Document but this Agreement does not expressly relieve any or all Credit Parties from such performance, such circumstance shall not constitute a conflict or inconsistency between the applicable provisions of such other Credit Document and the provisions of the Credit Agreement.
7.17Acknowledgement Regarding Any Supported QFCs
To the extent that the Credit Documents provide support, through a Guarantee or otherwise, for any Hedge Arrangement, Prepaid Forward Arrangement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the Parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance

Supplementary Terms Agreement – Paycore Minerals Inc.

Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of, inter alia, the Province of Ontario. In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States.
7.18LIMITATION OF LIABILITY.
NO CLAIM MAY BE MADE BY ANY CREDIT PARTY, THE BANK OR ANY OTHER PERSON AGAINST ANY INDEMNITEE ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS RESULT OF, ANY CREDIT DOCUMENT, THE TRANSACTIONS, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH CREDIT PARTY AND THE BANK HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL SUCH CLAIMS, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOUR.
[signatures on the next following pages

Supplementary Terms Agreement – Paycore Minerals Inc.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PAYCORE MINERALS INC., as Company
By:
Name:
Title:

By:
Name:
Title:

Supplementary Terms Agreement – Paycore Minerals Inc.

NATIONAL BANK OF CANADA, as Bank
By:
Name:
Title:

By:
Name:
Title:

Supplementary Terms Agreement – Paycore Minerals Inc.

EXHIBIT A
[Redacted – commercially sensitive information]

DOCPROPERTY DOCXDOCID DMS=NetDocuments Format=<<ID>>.<<VER>> PRESERVELOCATION \* MERGEFORMAT	Exhibit A

SCHEDULE A TO COMPLIANCE CERTIFICATE

[Redacted – commercially sensitive information]

Supplementary Terms Agreement – Paycore Minerals Inc.

SCHEDULE 1.1(A)
[Redacted – commercially sensitive information]

Schedule 1.1(A) – Page 1

SCHEDULE 3.1(11)
[Redacted – commercially sensitive information]

DOCPROPERTY DOCXDOCID DMS=NetDocuments Format=<<ID>>.<<VER>> PRESERVELOCATION \* MERGEFORMAT	Schedule 3.1(11) – Page 1

SCHEDULE 4.1(5)
[Redacted – commercially sensitive information]

Schedule 4.1(5) – Page 1